Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION ANNOUNCES
INCREASE IN FIRST QUARTER FISCAL YEAR 2006 SALES AND EARNINGS

LINO LAKES, Minnesota, January 11, 2006 - Northern Technologies International Corporation (AMEX: NTI) announced today its operating results for first quarter fiscal year 2006.

The Company’s income before income taxes increased $677,665 to $905,984 for the three months ended November 30, 2005 compared to $228,320 for the same period in fiscal 2004, the increase is a 297% increase. Net income increased 83% or $286,664 to $633,985 for the three months ended November 30, 2005 compared to $347,320 for the same period in fiscal 2004.

The Company’s total worldwide sales, including its international joint ventures increased 12.6% to $16,535,347 during the three months ended November 30, 2005 as compared to $14,679,164 during the same period in fiscal 2004.

The Company’s net sales from North American operations increased $571,413 or 14.9% to $4,403,629 during the three months ended November 30, 2005 as compared $3,832,216 during the same period in fiscal 2004 primarily as a result of the increase in net sales of traditional Zerust® products and of React-NTI products to new and existing customers.

The Company’s working capital was $3,320,252 at November 30, 2005, including $51,264 in cash and cash equivalents.

About Northern Technologies International Corporation

The Company focuses on developing, marketing and selling proprietary environmentally responsible materials science based products and technical services in over 50 countries worldwide via a network of joint ventures.  In fiscal 2005, the Company’s primary revenues derived from the sales of  ZERUST® rust and corrosion inhibiting packaging products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets. During this same period, the Company also received revenues from sales of proprietary new technologies including anti-abrasion ink additives, as well as bio-based sintered metal mold release agents, bio-solvents, bio-emollients, bio-cleaners, bio-lubricants and fully bio-degradable plastic packaging.  In a concerted effort to extend the Company’s proprietary technologies, the Company engages in extensive scientific research and development programs in the areas of material science and corrosion protection.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

	November 30, 2005	November 30, 2004

		(Restated)
NORTH AMERICAN OPERATIONS:
Net sales	$4,403,630	$3,832,216
Cost of sales	2,729,111	2,359,588

Gross profit	1,674,519	1,472,628
Operating expenses	1,454,268	1,579,522

NORTH AMERICAN OPERATING INCOME (LOSS)	220,251	(106,894)

INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	677,994	339,984
INTEREST INCOME	26,801	14,032
INTEREST EXPENSE	(3,649)	—
MINORITY INTEREST	(15,412)	(18,802)

INCOME BEFORE INCOME BEFORE TAX	905,985	228,320
INCOME TAX EXPENSE (BENEFIT)	272,000	(119,000)

NET INCOME	$633,985	$347,320
NET INCOME PER COMMON SHARE: Basic	$0.18	$0.10

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING	3,589,993	3,581,992

Composite financial information from the audited and unaudited financial statements of NTIC’s joint ventures carried on the equity basis is summarized as follows:

	August 31, 2005	August 31, 2004

Net sales	$57,167,054	$44,121,671
Gross profit	26,503,607	21,298,915
Net income	3,714,290	2,958,018
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$1,968,777	$1,521,074

	November 30, 2005	November 30, 2004

Net sales	$16,535,347	$14,679,164
Gross profit	7,454,578	6,726,863
Net income	1,539,415	1,070,658
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$729,518	$526,204

For more information, please contact:

Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250